Exhibit 99.1

12240 Inwood Road Suite 300 Dallas, Texas 75244 972-387-1487 FAX 972-233-6453

PRESS RELEASE

FOR IMMEDIATE RELEASE

August 5, 2003	NYSE: USV & USV_pa

U.S. Restaurant Properties, Inc. Announces 2nd Quarter Results

Dallas, TX – U.S. Restaurant Properties, Inc. (NYSE: USV) today reported second quarter results.

SECOND QUARTER HIGHLIGHTS

•                                          Net income allocable to common stockholders was $5.7 million or $0.29 per diluted share, an increase of $6.2 million over the second quarter 2002 net loss of ($0.5) million or ($0.03) per diluted share;

•                                          FFO (funds from operations) was $6.7 million or $0.34 cents per diluted share, an increase of 1.8% over second quarter 2002 FFO of $6.6 million or $0.33 per diluted share.  Year-to-date FFO increased 6% to $14.1 million or $0.71 cents per diluted share over year-to-date 2002 FFO of $13.3 million or $0.67 cents per diluted share;

•                                          Strong cash position, subsequently used to prepay $47.5 million of 8.22% senior unsecured notes;

•                                          Fina gas station redeployment largely complete, with most transaction and operations losses captured during the first half of the year; and

•                                          Substantial acquisition pipeline yet to be tapped.

Commenting on the state of the Company, Robert Stetson, CEO said, “In the annual report and in the 1st quarter conference call, we described how 2nd quarter results would be distorted by the expense investment associated with the redeployment of our Fina gas station properties in Dallas/Ft. Worth which began in the 1st quarter.  While the expenses have been somewhat greater than expected, the results of our re-leasing and sales of properties have exceeded our expectations, and we believe the transition-related expenses are now largely behind us. Additionally, now that $47.5 million of senior notes has been repaid, we can return our focus to growing revenues through sound restaurant property acquisitions.  Our substantial reduction in debt, currently under $300.0 million (approximately 39% of total capitalization), if coupled with prudent increments of equity, provides ample room for financing growth.  USRP is fortunate to have a substantial pipeline of potential high-quality acquisitions, including more Captain D’s.  While we have not finalized our financing for our acquisitions, we are optimistic that the acquisition program will recommence late in the 3rd quarter and into the 4th quarter.”

Real estate related revenue for the quarter increased 1.1% to $17.4 million as compared to $17.2 million for the same quarter in 2002. This increase was due to an increase in lease termination fees and interest income, partially offset by lower rental revenue. The Company’s real estate rental revenue decreased $0.6 million versus the second quarter 2002, primarily due to decreased percentage rent as a result of lower sales at tenant properties, principally Burger King properties, as well as the temporary loss of rental income from the Fina properties.  For the three months ended June 30, 2003, total percentage rents were approximately 5.8% of the Company’s total real estate rental revenue, including $0.2 million attributable to a prior year tenant sales audit.  Excluding the prior year tenant sales audit amount, percentage rent comprised 4.6% of total real estate rental revenue.  Burger King percentage rents comprised approximately 3.1% of total real estate rental revenue.

The Company incurs certain expenses to maintain and re-tenant its under-performing and unleased properties, such as property taxes and legal costs.  Property taxes remained relatively even with the prior period, totaling $0.2 million in the second quarter of both 2003 and 2002.  Legal expenses associated with tenant enforcement actions and potential tenant dispute settlements totaled $0.2 million versus $0.5 million for the same period last year.  Management of the Company anticipates that certain of these legal costs may be recovered at a later date upon final dispute resolution, or will result in increased lease revenue as new tenants are placed in the properties.  Other property costs, most of which related to under-performing and unleased properties, were $0.1 million in the second quarter of both 2003 and 2002.

FINANCIAL HIGHLIGHTS

(In thousands, except per share amounts)

	Three Months ended June 30,
	(Unaudited)
	2003	2002	% Change

Real estate related revenues	$17,443	$17,245	1.15%
Net income (loss) to common stockholders	5,703	(507)	N/A
Net income (loss) per share	0.29	(0.03)	N/A
Funds from operations (diluted)	6,690	6,573	1.78%
FFO (diluted) per share	0.34	0.33	3.03%
Common stock dividends per share	0.33	0.33	—

TRANSITION RETAIL OPERATIONS

The Company conducts interim retail operations on selected properties until they are re-leased by, or sold to, third parties.  All activity is conducted through a taxable REIT subsidiary.  It is anticipated that most of the reported income will be rent when the properties are leased to third parties.  At the end of the second quarter, retail operations consisted of 20 properties operated by Company’s subsidiary employees, and 12 properties to which the Company’s subsidiary supplied fuel only.  Year-to-date through June 30, 2003, 29 properties were taken over by the retail subsidiary, all but three as a result of the Fina transaction in the first quarter. Additionally, 19 properties operated by the subsidiary were leased to third parties, three properties were closed, and two were sold.

Revenue from properties operated by the Company on an interim basis was $15.5 million and contributed $0.5 million to net income. The results of the Company’s retail operations were negatively impacted by the costs of running the 25 additional Fina properties during the redeployment effort.  While it was expected that these properties would be unprofitable during the interim operations, the costs to operate these stores have proven to be more than initially anticipated.  Second quarter Retail Operations was negatively impacted by the loss related to the Fina locations of ($0.9) million and year-to-date of ($1.3) million. The Company expects that these losses will diminish going forward.  Also during the second quarter, post-war fuel margins strengthened, resulting in higher retail margins at the Company’s gas operations, which offset the loss from the Fina properties.  The Company will continue to maintain the capability to transition the operation of any of its properties from one tenant to another.

PORTFOLIO DEVELOPMENT

During the second quarter of 2003, the Company disposed of 30 properties, resulting in cash proceeds of $21.1 million and a gain of $5.1 million, of which deferred gains of $0.6 million relate to the first quarter.  The Company has continued its efforts to dispose of and redeploy the 51 Fina properties deliberately taken back during the first quarter of 2003 as a result of a lease termination.  Of the 30 properties disposed of during the second quarter, 9 were Fina properties. As of June 30, 2003, 24 Fina stations had been re-leased, 11 had been sold and 4 leasehold properties had been returned to the property owner.  Of the remaining 12, the Retail Operations subsidiary of the Company is operating 6 and 6 are vacant and being marketed.  Additionally, during the second quarter, the Company acquired 15 Captain D’s properties for a total purchase price of $12.7 million. Mortgage notes of $12.0 million were tendered and used to fund the acquisition.  At June 30, 2003, the Company owned 801 properties, of which 20 were operated by the Retail Operations subsidiary of the Company, 78 were non-performing and 2 were vacant land.  Net book value of the non-performing properties and vacant land was $27.4 million.

LIQUIDITY AND CAPITAL STRUCTURE

During June, the Company raised net proceeds of $15.2 million, exclusive of additional transaction fees, through the private placement of 16,000 shares of Series B convertible preferred stock.  The Series B convertible preferred stock carries an 8% dividend and is convertible into common shares at a fixed conversion price of $16.00 per share.

During July, the Company retired $47.5 million in senior unsecured notes that were to mature on August 1, 2003. The amount was funded by the Company’s issuance of Series B Preferred stock, borrowings under the Company’s existing line of credit, and internally generated sources, including dispositions of certain underperforming properties.  This reduced the Company’s debt to approximately $297.0 million as of July 31, 2003.  Furthermore, the Company executed an extension on its existing credit facility, which extends the maturity date of the facility to May 31, 2004.  As of August 5, cash plus availability under the terms of the credit facility was approximately $7.6 million.

The Company will hold a conference call on Wednesday, August 6, 2003, at 3:00 p.m. CDT to review its second quarter results.  The call can be accessed toll free at (877) 691-0877, or via webcast by going to http://www.companyboardroom.com/company.asp?ticker=usv&client=cb at least 15 minutes prior to the start of the call.  A web replay will be available shortly after the call for 14 days.  A digital replay of the conference call will be available until midnight August 20, 2003 by dialing (877) 519-4471 and entering reference number 4043644.

U.S. Restaurant Properties, Inc. is a non-taxed financial services and real estate company dedicated to acquiring, managing and financing branded chain restaurants, such as Arby’s, Chili’s, Burger King, Pizza Hut, and selected service retail properties.  As of June 30, 2003, the Company owned 801 properties located in 48 states.

The Company believes that it computes FFO in accordance with the definition developed by the National Association of Real Estate Investment Trusts, which is net income (loss) available to common stockholders (computed in accordance with generally accepted accounting principles), plus real estate related depreciation and amortization, gains (or losses) from sales of property, impairment of long-lived assets, extraordinary items and income/loss allocable to minority interest holders.  The Company believes that FFO, when viewed in conjunction with net income and cash flows, provides investors with a useful supplemental measure of the operating performance of a real estate company because it provides a direct measure of the actual operating results of the Company’s properties.  FFO is not defined by generally accepted accounting principles and should not be considered an alternative to net income or cash flow as an indication of operating performance or liquidity.  FFO as disclosed by other REITs may not be comparable to the Company’s calculation because other REITs may apply the definition of FFO in a different manner than the Company.

Certain statements in this release constitute “forward-looking statements” and involve risks, uncertainties and other factors which may cause the actual performance of U.S. Restaurant Properties, Inc. to be materially different from the performance expressed or implied by such statements.  These risks include interest rates and other general economic conditions, income fluctuations in U.S. households and the general health of the quick-service dining, full-service dining, and service station industries, as well as the risks and uncertainties detailed in the Company’s periodic reports and registration statements filed with the Securities and Exchange Commission.

For further information, call Investor Relations at 972-387-1487, ext. 147.

U.S. Restaurant Properties, Inc.

Unaudited Condensed Consolidated Statements of Operations

(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2003	2002	2003	2002
Revenues:
Real estate rental	$15,135	$15,710	$30,632	$31,051
Tenant expense reimbursements	843	843	1,735	1,718
Lease termination	581	—	2,058	217
Interest on real estate loans	884	692	1,774	1,311
Retail operations	15,476	10,001	28,743	17,217

Total revenues	32,919	27,246	64,942	51,514

Expenses:
Ground rent	992	968	1,995	1,944
Property taxes	178	193	382	406
Other property	104	95	213	205
Legal	295	631	563	995
Depreciation and amortization	5,303	5,546	10,898	10,435
Impairment of long-lived assets	752	347	1,609	523
Provisions for doubtful accounts	(133)	(91)	(170)	(5)
Retail cost of sales	13,006	8,464	24,773	14,394
General and administrative	3,460	2,885	6,777	5,513
Interest	5,461	5,576	11,090	11,097

Total expenses	29,418	24,614	58,130	45,507

Income from continuing operations	3,501	2,632	6,812	6,007
Non-operating income	13	158	21	634
Minority interest	(1,168)	(1,216)	(2,337)	(2,349)

Net income from continuing operations before discontinued operations and cumulative effect of change in accounting principle	2,346	1,574	4,496	4,292
Income (loss) from discontinued operations	5,171	(306)	6,477	926
Cumulative effect of change in accounting principle	—	—	(270)	—
Net income	7,517	1,268	10,703	5,218
Dividends on preferred stock	(1,814)	(1,775)	(3,590)	(3,551)
Net income (loss) allocable to common stockholders	$5,703	$(507)	$7,113	$1,667

Basic and diluted net income (loss) per share:
Income (loss) from continuing operations allocable to common stockholders	$0.03	$(0.01)	$0.04	$0.04
Income (loss) from discontinued operations	0.26	(0.02)	0.33	0.04
Cumulative effect of change in accounting principle	—	—	(0.01)	—
Net income (loss) per share	$0.29	$(0.03)	$0.36	$0.08

Weighted average shares outstanding
Basic	19,867	19,561	19,852	19,540
Diluted	19,891	19,794	19,873	19,766

U.S. Restaurant Properties, Inc.

2nd Quarter 2003 FFO (1)

In thousands, except per share amounts

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2003	2002	2003	2002

Net income	$7,517	$1,268	$10,703	$5,218
Preferred stock dividends	(1,814)	(1,775)	(3,590)	(3,551)
Net income (loss) allocable to common stock	5,703	(507)	7,113	1,667

Depreciation and amortization (2)	5,320	5,917	11,071	11,175
(Gain) loss on sale of property (2)	(5,085)	206	(6,704)	(1,274)
Impairment reserve (2)	752	909	2,347	1,718
Less FFO adjustments allocable to minority interest	—	(45)	—	(76)
Cumulative effect of change in accounting principle	—	—	270	—

FFO (Basic)	6,690	6,480	14,097	13,210
Income allocable to minority interest	—	48	—	12
Adjustments allocable to minority interest	—	45	—	76
Preferred Stock dividends	—	—	—	—
FFO (Diluted)	$6,690	$6,573	$14,097	$13,298

Weighted average shares outstanding (Basic)	19,867	19,561	19,852	19,540
Dilutive effect of OP units	—	132	—	132
Dilutive effect of options	24	46	21	39
Dilutive effect of guaranteed stock	—	55	—	55
Dilutive effect of Preferred Stock	—	—	—	—
Dilutive effect of contingent OP units	—	—	—	—
Dilutive effect of Preferred Stock Warrants	—	—	—	—
Weighted average shares outstanding (Diluted)	19,891	19,794	19,873	19,766

Earnings (loss) per share (Basic and Diluted) (3)	$0.29	$(0.03)	$0.36	$0.08

FFO (Basic) per share (4)	$0.34	$0.33	$0.71	$0.68
FFO (Diluted) per share (4)	$0.34	$0.33	$0.71	$0.67

(1)                                  Funds from operations (FFO) is computed in accordance with the National Policy Bulletins issued by the National Association of Real Estate Investment  Trusts dated November 8, 1999, April 26, 2001 and April 5, 2002.  The Company believes that FFO, when viewed in conjunction with net income and cash flows, provides investors with a useful supplemental measure of the operating performance of a real estate company because it provides a direct measure of the actual operating results of the Company’s properties.  FFO is not defined by generally accepted accounting principles and should not be considered an alternative to net income or cash flow as an indication of operating performance or liquidity.  FFO as disclosed by other REITs may not be comparable to the Company’s calculation because these other REITs may apply the definition of FFO in a different manner than the Company.

(2)                                  Adjustments to Discontinued Operations listed below are the result of the sale or disposal of 46 properties during the twelve months  ended December 31, 2002 and 37 properties during the six months ended June 30, 2003.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2003	2002	2003	2002

Revenues	$249	$1,117	$1,039	$2,229
Depreciation and amortization	(47)	(395)	(232)	(789)
Impairment of long-lived assets	—	(562)	(738)	(1,195)
Other expenses	(116)	(260)	(296)	(593)
	86	(100)	(227)	(348)
Gain (loss) on sale of property	5,085	(206)	6,704	1,274
Income (loss) from discontinued operations	$5,171	$(306)	$6,477	$926

(3)                                  Earnings (loss) per share (Basic) is calculated by dividing Net income (loss) allocable to common stock by basic shares, the weighted average number of  shares of common stock outstanding for the period.  Earnings (loss) per share (Diluted) is calculated by dividing Net income (loss) allocable to common stock by the weighted average number of shares/units outstanding for the period on a fully diluted basis.  Weighted average shares/units outstanding (fully diluted) includes shares of the Company’s Common Stock issued and outstanding, as well as Common Stock Equivalents in the form of Operating Partnership units, stock options, Preferred Stock, Preferred Stock warrants and stock price guarantees to the extent they are dilutive.  For the three and six months ended June 30, 2003 and 2002, all Common Stock Equivalents were dilutive except Preferred Stock and Preferred Stock warrants.

(4)                                  FFO (Basic) per share is calculated by dividing FFO (Basic) by basic shares, the weighted average number of shares of common stock  outstanding for the period.  FFO (Diluted) per share is calculated by dividing FFO (Diluted) by the weighted average number of shares/units outstanding for the period on a fully diluted basis.  Weighted average shares/units outstanding (fully diluted) includes shares of the Company’s Common Stock issued and outstanding, as well as Common Stock Equivalents in the form of Operating Partnership units, stock options, Preferred Stock, Preferred Stock warrants and stock price guarantees to the extent they are dilutive.  For the three and six months ended June 30, 2003 and 2002, all Common Stock Equivalents were dilutive except Preferred Stock and Preferred Stock warrants.

U.S. Restaurant Properties, Inc.

Supplementary Information

New York Stock Exchange symbol — Common Stock	USV
— Preferred Stock	USV_pa
Annualized dividend rate per share of Common	$1.32

Common Stock price per share as of market close, June 30, 2003	$15.70

Dividend yield on Common Stock (annualized dividend divided by price per share at June 30, 2003)	8.41%

Total shares of Common Stock issued and outstanding June 30, 2003	19,890,689

Annualized dividend rate per share of Series A Cumulative Convertible Preferred Stock	$1.93

Series A Preferred Stock price per share as of market close, June 30, 2003	$23.00

Dividend yield on Series A Preferred Stock (annualized dividend divided by price per share at June 30, 2003)	8.39%

Total shares of Series A Preferred Stock issued and outstanding June 30, 2003	3,679,938
Number of core business properties at June 30, 2003	801

Cash and cash equivalents at June 30, 2003	$31,160,648

U.S. Restaurant Properties, Inc.

Capitalization at June 30, 2003

(in thousands)

Debt
Line of Credit			$13,750
Notes Payable			320,727
Mortgage Note Payable			928
			335,405

	Shares
	Outstanding	Closing Price
	30-Jun-03	30-Jun-03
Equity
Minority Interest			52,845
Series A Preferred Stock	3,680	$23.00	84,640
Series B Preferred Stock	16		16,000
Common Stock	19,891	$15.70	312,289
			465,774

Total Capitalization			$801,179